Exhibit 10.62

Execution Version

THIS VARIATION AND SETTLEMENT AGREEMENT (this “Agreement”) is made as of June 30, 2007 (the “Effective Date”) by and between:

(1)	NUVELO, INC., a Delaware corporation with offices at 201 Industrial Road, Suite 310, San Carlos, CA 94070, USA (“Nuvelo”);

(2)	AVECIA LIMITED, a company incorporated in England with registered number 3730853 and with its registered office at Hexagon Tower, Blackley, Manchester M98ZS, United Kingdom (“AL”); and

(3)	AVECIA BIOLOGICS LIMITED, a company incorporated in England with registered number 5803359 and with its registered office at Hexagon Tower, Blackley, Manchester M98ZS, United Kingdom (“ABL”).

WHEREAS;

(A)	Nuvelo and AL entered an agreement effective as of June 30, 2005 relating to process development and manufacture of a polypeptide referred to by Nuvelo as “alfimeprase” (the “Principal Agreement”).

(B)	After Nuvelo and AL entered into the Principal Agreement, Nuvelo and AL executed eleven PAOs (as defined below) to include additional work, and additional fees for the performance of such work, under the terms and conditions of the Principal Agreement. The Principal Agreement, the PAOs (as defined below), and the Quality Agreement executed by the Parties on June 30, 2005 and amended on May 24, 2006 comprise the agreement between Nuvelo and Avecia (as defined below) for the work and services referred to therein (the “Contract”).

(C)	With effect from January 1, 2007 AL transferred its biologics business to ABL and the Contract and all rights, liabilities, duties and obligations of AL thereunder transferred to ABL. Pursuant to the Contract, AL and ABL have carried out certain work and services for Nuvelo and, up to the Effective Date, AL and ABL have rendered certain invoices to Nuvelo in respect of such work and services.

(D)	AL, ABL and Nuvelo now desire to record the amicable resolution between them of all matters outstanding as of the Effective Date with respect to the Contract, including the discharge and settlement of certain, obligations and liabilities under the Contract arising between them prior to the Effective Date, and for the variation and amendment of the Contract in order to give effect to the foregoing.

Execution Version

NOW, IN CONSIDERATION OF THE OBLIGATIONS AND MUTUAL AGREEMENTS SET OUT IN THIS AGREEMENT, AL, ABL AND NUVELO HEREBY AGREE AS FOLLOWS:

1.	Definitions

1.1	Capitalized terms used in this Agreement that are not expressly defined in this Agreement have the same meanings as such terms are defined in the Principal Agreement.

“Avecia”	both AL and ABL together.

“PAO”	(1) the eleven programme amendment orders executed by Nuvelo and AL during 2005 and 2006; (2) any document executed by a duly authorized representative of Nuvelo and of ABL and/or AL relating to the process development and/or manufacture of alfimeprase; and (3) any purchase order relating to services or materials related to the process development or manufacture of alfimeprase, that was submitted to Nuvelo by ABL and/or AL, and that is executed by a duly authorized representative of Nuvelo before the Effective Date.

“Party” and “Parties”	AL, ABL and Nuvelo are each referred to individually as a Party, and collectively as the “Parties”.

“Representatives”	heirs, successors, assigns, Affiliates, officers, directors, employees and agents.

“Prior Batches”	all Batches of API under the Contract manufactured or otherwise produced before the Effective Date, but expressly excluding Batch 11 and Batch 12.

“Validation Reports”	a process validation sub-plan report and validation summary report consistent with the validation protocol agreed upon by Nuvelo and AL and/or ABL.

Execution Version

1.2	In this Agreement, references to “Batch 11” or “Batch 12” refer to the Batch allocated that number under the Contract.

2.	Basis of settlement and waiver

2.1	Nuvelo and Avecia agree as follows:

(1)	except as is expressly provided in Clause 2.2 below, the terms of this Agreement are in full and final settlement of all of Nuvelo, AL and ABL’s obligations and liabilities that have arisen otherwise accrued between any of them under the Contract before the Effective Date, including without limitation obligations and liabilities in respect of disputes (including Batch Disputes, alleged Avecia Defaults, alleged Defective Batches and alleged Process Failures), delays, cancellations, work and services rendered, payments and refunds, invoices, API, Batches or other materials supplied or purchased by Avecia, or the quality, compliance or manufactured thereof, or any other issues or matters (collectively, any and all of the obligations and liabilities referred to in this Section 2.1(1) are referred to in this Agreement as the “Obligations and Liabilities”); and

(2)	except as expressly provided in Clause 2.2 below, as of the Effective Date each of AL, ABL and Nuvelo, for themselves and each of their Representatives, hereby completely discharges, waives, releases, acquits, covenants not to sue with respect to, and covenants to hold harmless with respect to, the Obligations and Liabilities of, by and between each of Nuvelo, AL and ABL, and each of their Representatives; and

(3)	except as expressly provided in Clause 2.2 below, Nuvelo is not, and shall not be, liable to make any further payments to Avecia to compensate Avecia for any Obligations and Liabilities, including any further payment in response to any invoices submitted to Nuvelo by AL and/or ABL before the Effective Date or at any time thereafter with respect to Obligations and Liabilities; and

(4)	except as expressly provided in Clause 2.2 below, Avecia is not, and shall not be, liable to refund or return to Nuvelo any amount paid by Nuvelo to AL and/or ABL before the Effective Date in respect of the Obligations or Liabilities or in response to or in respect of any invoices submitted to Nuvelo by Avecia before the Effective Date.

Execution Version

2.2	The provisions of Clause 2.1 of this Agreement do not, and shall not be deemed to, void or result in the waiver of:

(1)	any obligations or liabilities expressly set forth and agreed upon by the Parties in this Agreement, including any Clauses of the Principal Agreement or any obligations and liabilities in relation to the Contact that are expressly incorporated into this Agreement; or

(2)	the provisions of the following Clauses of the Principal Agreement: 2.9, 2,10(a), 3.3(d), 3,5, 3,6, 3.7, 5, 6.2 through 6.5, 6.7, 7,10 through 17, 19 and 20.

3.	Supply and Release of Batches of API

3.1	The Parties shall continue to cooperate in order to close out all investigations necessary to determine whether Batches 11 and 12 can be Released for Clinical Use as soon as reasonably practicable. For the purposes of this Clause 3, “Clinical Use” means use in a Regulatory Authority approved Phase 1, Phase 2 or Phase 3 clinical study.

3.2

The Nuvelo Quality Unit will determine, in good faith, whether or not Batch 11 can be Released for Clinical Use. If the Nuvelo Quality Unit determines that Batch 11 can be Released for Clinical Use, Nuvelo shall so notify Avecia in writing and will pay Avecia, in accordance with Clause 7 of this Agreement, the further and final sum of £424,940 in respect of the Release for Clinical Use of Batch 11 under the Contract, If the Nuvelo Quality Unit determines that Batch 11 cannot be Released for Clinical Use; Nuvelo shall so notify Avecia in writing; Avecia shall not be entitled to the payment referred to in this Clause 3.2; Nuvelo shall not be liable, to Avecia for the payment referred to in this Clause 3,2; and Avecia shall be under no further liability to Nuvelo in respect of Batch 11, either by way of obligation to rework or replace Batch 11, to repay any amounts, paid by Nuvelo before the Effective Date in respect thereof or otherwise, except as provided in Clause 6 of this Agreement.

3.3	The Nuvelo Quality Unit will determine, in good faith, whether or not Batch 12 can be Released for Clinical Use. If the Nuvelo Quality Unit determines that Batch 12 can be Released for Clinical Use, Nuvelo shall so notify Avecia in writing and shall pay Avecia, in accordance with Clause 7 of this Agreement, the further and final sum of £424,940 in respect of the Release of Batch 12 under the Contract. If the Nuvelo Quality Unit determines that Batch 12 cannot be Released for Clinical Use; Nuvelo shall so notify Avecia in writing; Avecia shall not be entitled to the payment referred to in this Clause 3.3; Nuvelo shall not be liable to Avecia for the payment referred to in Clause 3.3; and Avecia shall be under no further liability to Nuvelo in respect of Batch 12, either by way of obligation to rework or replace Batch 12, to repay any amounts paid by Nuvelo before the Effective Date in respect thereof, or otherwise, except as provided in Clause 6 of this Agreement.

Execution Version

3.4.	The Nuvelo Quality Unit will make its determinations referred to in Clauses 3.2 and 3.3 of this Agreement in respect of each of Batch 11 and Batch 12 as soon as reasonably practicable after the investigations referred to in Clause 3.1 relevant to that Batch have been closed out, and in any event will make its determinations no later than 28 days after the closure of such investigations and;

(1)	will make its determinations in good faith, based upon the Nuvelo Quality Unit’s understanding of the expectations of Regulatory Authorities relating to: materials for Clinical Use, cGMP grade materials, and compliance with applicable laws and regulations; and

(2)	will consult with Avecia as to progress and any matters or concerns arising in relation to making such determinations and reasonably consider any representations made by or on behalf of Avecia.

3.5	Nuvelo, AL and ABL discharge, waive, release, acquit, covenant not to sue with respect to, and covenant to hold harmless with respect to any and all Obligations and Liabilities with respect to the Prior Batches, in accordance with Clause 2.1 of this Agreement. As of the Effective Date, Nuvelo has no right to any rework, replacement or refund with respect to the Prior Batches and Avecia has no right to any further or additional payment or compensation with respect to the Prior Batches. Nuvelo, AL and ABL agree and acknowledge that full and final payment has already been rendered by Nuvelo for the Prior Batches.

4.	Validation Reports

4.1	ABL shall complete the Validation Reports as soon as reasonably practicable, with the intention of submitting the Validation Reports to Nuvelo by July 31, 2007. The Validation Reports shall provide an accurate and complete summary of the work done or progress in relation to seeking to achieve process validation.

4.2	After Nuvelo’s receipt of the Validation Reports, Nuvelo shall pay the sum of £99,000 to, in accordance with Clause 7 of this Agreement, in respect of technical consultancy services in connection with Validation Reports.

Execution Version

5.	Payment for LPC #2 Work

5.1	The Parties acknowledge that some work anticipated to be conducted under the Contract that was paid for by Nuvelo was not performed upon the agreement of the Parties, and that certain LPC #2 Studies were continued under PAO #4 as agreed by the Parties. The Parties agree and acknowledge that, as of the Effective Date, ABL, AL and. Nuvelo waive all Obligations and Liabilities for any work in relation to the LPC #2 studies in accordance with Section 2.1 of this Agreement, except for completion of the work and the payments, expressly provided below:

(1)	For completion of both the UF3 membrane re-use and IMAC resin re-use, Nuvelo shall pay to Avecia a total of £7,150 in accordance with Clause 7 of this Agreement; and

(2)	After receipt of the completed reports related to the LPC #2 Studies, Nuvelo shall pay to Avecia a total of £50,000 in accordance with Clause 7 of this Agreement.

6.	API Product, Consumables, and Equipment

6.1	As of the Effective Date, Avecia retains possession of certain quantities of API (including some of the Prior Batches and Batch 11 and Batch 12) and intermediate products (collectively, “API Product”), raw materials and consumable items purchased as Expenditure under Clause 3.2 of the Principal Agreement (“Consumables”), and equipment purchased under Clause 3.3 of the Principal Agreement (“Equipment”).

6.2	ABL, AL and Nuvelo acknowledge and agree that title to, and risk of loss associated with, the Prior Batches and any other API Product, other than Batches 11 and 12, transfer to Nuvelo on the Effective Date, ABL, AL and Nuvelo also acknowledge and agree that title to, and risk of loss associated with, each of Batch 11 and Batch 12 transfers to Nuvelo upon the earlier of the Release of the applicable Batch for Clinical Use pursuant to Clause 3 of this Agreement or July 31, 2007 (whether or not such Batches are so Released).

6.3	ABL agrees that it will, if Nuvelo desires ABL to do so, continue to store the API Product for Nuvelo at ABL’s cost until December 31, 2007 or such later date as may be agreed between Nuvelo and ABL under a PAO that is executed after the Effective Date by Nuvelo and ABL. Notwithstanding any continued storage of any API Product by ABL for Nuvelo after title has transferred to Nuvelo in accordance with Clause 6.2 of this Agreement, the entire risk of loss for any particular API Product shall be with Nuvelo once title to the applicable API Product has transferred to Nuvelo. Nuvelo is entitled to arrange its own insurance for API Product in respect of loss or damage thereto.

Execution Version

6.4	In relation to the Consumables and the Equipment, ABL, AL and Nuvelo acknowledge and agree that, as of the Effective Date, Nuvelo is not, and shall not be liable for any further payments in respect thereof or other materials of any kind purchased by or for Nuvelo by ABL and/or AL before the Effective Date, except that Nuvelo shall pay Avecia, in accordance with Clause 7 of this Agreement, a total of £229,674 in respect of Consumables and Equipment ordered by Avecia before the Effective Date under Clauses 3.2(b) or 3.3(b) of the Principal Agreement.

6.5	The parties agree that all Consumables purchased before the Effective Date in accordance with the Contract that are not already consumed or otherwise worn beyond further use as a result of their use for work under the contract shall, upon Nuvelo’s request, be sold to Nuvelo for the sum total of £1.00 until the later of December 31, 2007 or the expiration of the last PAO governed by the Contract that is executed after the Effective Date by Nuvelo and ABL pursuant to which any of the Consumables continue to be retained by ABL for further work under the Contract. If Nuvelo’s request for such sale is not made before the expiration of the period provided in this Clause 6.5, then thereafter Avecia may use or dispose of such Consumables as Avecia sees fit. The cost of shipment of Consumables requested by Nuvelo in accordance with this Clause 6.5 will be at Nuvelo’s cost and expense, for Nuvelo’s or its designee’s use and disposal, in its discretion.

6.6	With respect to any Equipment purchased before the Effective Date, the Parties agree that Nuvelo is entitled to purchase all or any portion of that Equipment from Avecia for the sum total of £1.00 in its or their then current, good working condition until the later of December 31, 2007 or the expiration of the last PAO governed by the Contract that is executed after the Effective Date by Nuvelo and ABL pursuant to which any of the Equipment continues to be retained by ABL for further work under the Contract. If Nuvelo’s request for purchase of that Equipment is not made before the expiration of the period provided in this Clause 6.6, then thereafter Avecia may use or dispose of that Equipment as Avecia sees fit. As provided in Clause 2.2 of this Agreement, removal of the Equipment is governed by Clause 3.3(d) of the Principal Agreement.

Execution Version

6.7	As provided in Clause 2.2 of this Agreement, the provisions of Clause 3.6 (Taxes) of the Principal Agreement shall apply to amounts paid in respect of API Product, Consumables and Equipment under this Agreement.

6.8	At such time as Nuvelo requests the delivery of any of the API Product being stored by Avecia in accordance with Clause 6.3 of this Agreement, or elects to purchase and have delivered Consumables or Equipment being stored by Avecia in accordance with Clauses 6.4 or 6.5 of this Agreement, Avecia shall deliver the applicable API Product, Consumables or Equipment Ex Works, Avecia’s Billingham facility (Incoterms 2000), subject to the following. Avecia is responsible for packaging and labelling the API Product, Consumables and Equipment in anticipation of shipment. Avecia also shall employ a shipper, reasonably acceptable to Nuvelo, for the shipment of the API Product, Consumables and Equipment Avecia will package API Product in validated containers under validated shipping conditions. Until the shipping conditions have been validated, Avecia will package the API Product with temperature monitoring devices that are able to function properly during the shipping process, as further set forth in the Quality Agreement

7.	Invoices for Payments

7.1	ABL shall issue invoices to Nuvelo for all payments due and payable in accordance with this Agreement.

7.2	Nuvelo shall pay all invoices received from Avecia that are due and payable in accordance with this Agreement, Avecia shall promptly issue invoices for the sums set out in this Agreement once such sums become due and payable in accordance with this Agreement. Nuvelo shall pay due and payable invoices for Batches 11 and 12 that are received by Nuvelo on or before the 15th day of each month by the end of that month and shall pay due and payable invoices received by Nuvelo after the 15th day of each month by the end of the following month. In respect of all other invoices due and payable under this Agreement, Nuvelo shall pay such sums within 30 calendar days after Nuvelo’s receipt of the relevant invoice. The provisions of Clause 3.5 of the Principal Agreement relating to method of payment shall also apply to these payments.

8.	Law and Other Terms

8.1	This Agreement is governed by and shall be construed and interpreted in accordance with the laws of the State of Delaware, United States of America.

Execution Version

8.2	To the extent that the Principal Agreement is explicitly amended by this Agreement, the terms of this Agreement will control where the terms of the Principal Agreement are contrary to or conflict with provisions of this Agreement. The Principal Agreement, as amended by this Agreement, remains in full force and effect.

8.3	Headings in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand the meaning of the language contained in any particular Clause, paragraph or section.

8.4	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Execution Version

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement as of the last date set forth below, and upon its execution, this Agreement becomes effective as of the Effective Date.

For and on behalf of NUVELO, INC.

By:	/s/ H. Ward Wolff
Name:	H. Ward Wolff
Position:	SVP-Finance & CFO
Date:	6/29/07

For and on behalf of NUVELO, INC.

By:	/s/ Michael D. Levy
Name:	Michael D. Levy
Position:	Executive VP, Research and Development
Date:	29 June 2007

For and on behalf of AVECIA LIMITED

By:	/s/ Kevin Cox
Name:	Kevin Cox
Position:	Director
Date:	29 June 2007

For and on behalf of AVECIA BIOLOGICS LIMITED

By:	/s/ Kevin Cox
Name:	Kevin Cox
Position:	Director
Date:	29 June 2007